Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in Form N-4 of (1) our report dated April 20, 2007 relating to the financial statements of Separate Account Nos. 13, 10, 4, 3 and 66 of AXA Equitable Life Insurance Company for the year ended December 31, 2006,
(2) our report dated April 20, 2007 relating to the financial statements of Separate Account No. 4 of AXA Equitable Life Insurance Company for the year ended December 31, 2006 and (3) our report dated March 15, 2007 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2006. We also consent to the references to us under the headings "Condensed financial information" and "Custodian and independent registered public accounting firm" in such Registration Statement.

/s/ PricewaterhouseCooper LLP
April 24, 2007